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                                                               EXHIBIT 99.(a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated February 26, 1999, and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Securitas Acquisition Corp. by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.



                     NOTICE OF OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
    (INCLUDING THE ASSOCIATED SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                               PURCHASE RIGHTS)
                                      OF
                               PINKERTON'S, INC.
                                      AT
                         $29.00 NET PER SHARE IN CASH
                                      BY
                          SECURITAS ACQUISITION CORP.
                    AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                 SECURITAS AB


     Securitas Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Securitas AB, a corporation organized under the laws of Sweden ("Securitas"), is offering to purchase all outstanding shares of Common Stock, par value $0.001 per share (the "Company Common Stock"), of Pinkerton's, Inc., a Delaware corporation (the "Company"), and the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights" and, together with the Company Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of July 21, 1991, as amended, between the Company and The Bank of New York, as successor rights agent (as the same may be amended, the "Rights Agreement"), at a purchase price of $29.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 26, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the "Offer").

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 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, MARCH 25, 1999, UNLESS THE OFFER IS EXTENDED.
------------------------------------------------------------------------------

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER ALSO IS SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 14 AND 15 OF THE OFFER TO PURCHASE. As used herein, "fully diluted basis" takes into account the exercise of all outstanding options and other rights and securities exercisable into Shares.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 19, 1999, by and among the Company, Securitas and Purchaser (the "Merger Agreement"), pursuant to which, following the consummation of the Offer and the satisfaction of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. On the effective date of the Merger, each outstanding Share (other than Shares held in the treasury of the Company, Shares owned by Securitas or any direct or indirect wholly owned subsidiary of Securitas or of the Company and Shares, if any, held by stockholders who perfect their appraisal rights under Delaware law) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive an amount equal to $29.00 in cash without interest thereon.

     As an inducement and condition to Securitas' and Purchaser's entering into the Merger Agreement, the Company has entered into a Stock Option Agreement, dated as of February 19, 1999, with Securitas, pursuant to which, among other things, the Company has granted Securitas an option to purchase up to 2,437,079 shares of Company Common Stock at $29.00 per share (the "Company Option"). The Company Option only can be exercised under certain circumstances described in
Section 11 of the Offer to Purchase.

     As an additional inducement and condition to Securitas' and Purchaser's entering into the Merger Agreement, certain stockholders of the Company, who beneficially own 3,700,537 Shares in the aggregate, have entered into a Stockholders Agreement, dated as of February 19, 1999 (the "Stockholders Agreement"), with Purchaser and Securitas. Pursuant to the Stockholders Agreement, each stockholder has, among other things, agreed to tender its Shares in the Offer, granted to Securitas a proxy with respect to voting of such Shares and granted to Securitas an option to purchase such Shares. The Stockholders Agreement is further described in Section 11 of the Offer to Purchase.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to IBJ Whitehall Bank & Trust Company, as depositary (the "Depositary"), of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect thereto), (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    Subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the existence of any of the conditions specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined in the Offer to Purchase).
    Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after April 26, 1999. In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this paragraph. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.
    The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.
    The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.
    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
    Questions and requests for assistance may be directed to the Information Agent at its telephone number listed below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at Purchaser's expense. Neither Purchaser nor Securitas will pay any fees or commissions (other than to the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                    [LOGO]
                           MacKenzie Partners, Inc.
                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                      or
                         CALL TOLL-FREE (800) 322-2885

February 26, 1999